    As filed with the Securities and Exchange Commission on February 13, 1996
                                                   Registration No. 33-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                        AMERICAN CASINO ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)


         NEVADA                                           04-2709807
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification Number)

                              6243 INDUSTRIAL ROAD
                             LAS VEGAS, NEVADA 89118
                                 (702) 896-8888
                            -----------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                         1991 OFFICERS STOCK OPTION PLAN

                         1992 EMPLOYEE STOCK OPTION PLAN

                             1996 STOCK OPTION PLAN

                                       AND

                               DIRECTORS' OPTIONS
                            (Full Title of the Plan)

                               RONALD J. TASSINARI
                                    PRESIDENT
                        AMERICAN CASINO ENTERPRISES, INC.
                              6243 INDUSTRIAL ROAD
                             LAS VEGAS, NEVADA 89118
                                  (702)896-8888
                         -----------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


          A copy of all communications, including communications sent to the agent for service should be sent to:

                                JACK BECKER, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 THIRD AVENUE
                            NEW YORK, N.Y. 10158-0125
                                 (212) 687-3860

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                       Proposed Maximum
    Title of Each Class                                    Offering      Proposed Maximum       Amount of
    of Securities to be         Amount to be                Price           Aggregate         Registration
         Registered              Registered               Per Share       Offering Price           Fee
----------------------------------------------------------------------------------------------------------
Stock Options(1)                1,500,000                     --                    --              (2)
----------------------------------------------------------------------------------------------------------
Common Stock, par                 500,000(3)                $.25(5)           $125,000             $43.10
value $.01 per share                     (4)
----------------------------------------------------------------------------------------------------------
Common Stock, par                 250,000(3)                $.58(5)           $145,000             $50.00
value $.01 per share                     (4)
----------------------------------------------------------------------------------------------------------
Common Stock, par                 281,266(3)                $.76(5)           $213,762             $73.71
value $.01 per share                     (4)
----------------------------------------------------------------------------------------------------------
Stock Options(6)                2,500,000                     --                    --              (2)
----------------------------------------------------------------------------------------------------------
Common Stock, $.01                864,734(7)                $.76              $657,198            $226.62
par value per share                      (8)
----------------------------------------------------------------------------------------------------------
Common Stock, $.01                 50,000(7)                $.53               $26,500              $9.14
par value per share                      (8)
----------------------------------------------------------------------------------------------------------
Common Stock, $.01                594,000(7)                $.69              $409,860            $141.33
par value per share                      (8)
----------------------------------------------------------------------------------------------------------
Common stock, $.01                800,000(7)               $1.75            $1,400,000            $482.76
par value per share                      (8)
----------------------------------------------------------------------------------------------------------
Stock Options (9)               2,500,000                     --                    --              (2)
----------------------------------------------------------------------------------------------------------
Stock Options                      87,500(10)               $.53               $46,375             $15.99
----------------------------------------------------------------------------------------------------------
Stock Options                     112,500(10)               $.69               $77,625             $26.76
----------------------------------------------------------------------------------------------------------
Stock Options                     165,000(10)              $1.75              $288,750             $99.57
----------------------------------------------------------------------------------------------------------
Common Stock, par               3,160,000(11)              $2.56            $8,089,000          $2,789.51
value $.01 per share
----------------------------------------------------------------------------------------------------------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $3,958.49
==========================================================================================================

(1) Represents options granted or to be granted pursuant to the 1991 Officers Stock Option Plan, as amended (the "1991 Plan") of American Casino Enterprises, Inc. (the "Registrant"). Each option entitles the holder thereof to purchase one share of the common stock, $.01 par value (the "Common Stock"), of the Registrant.

(2)    No registration fee is required pursuant to Rule 457(h)(2).

(3) Shares purchaseable upon exercise of options previously granted pursuant to the 1991 Plan.

(4) Includes an indeterminate number of shares of Common Stock which may become issuable pursuant to the antidilution provisions of the 1991 Plan.

(5) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) based upon the average exercise price.

(6) Represents options granted or to be granted pursuant to the 1992 Employee Stock Option Plan (the "1992 Plan") of the Registrant. Each option entitles the holder thereof to purchase one share of the Common Stock of the Registrant.

(7) Shares purchaseable upon exercise of options previously granted pursuant to the 1992 Plan.

(8) Includes an indeterminate number of shares of Common Stock which may become issuable pursuant to the antidilution provisions of the 1992 Plan.

(9) Represents options to be granted pursuant to the Registrant's 1996 Stock Option Plan. Each option entitles the holder thereof to purchase one share of the Common Stock of the Registrant.

(10) Represents shares purchaseable upon exercise of options granted to certain of the Registrant's Directors for services rendered to the Registrant. Such options were granted outside the 1991 Plan, 1992 Plan and the 1996 Plan.

(11) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the last bid and ask prices for the Common Stock on February 8, 1996.

PROSPECTUS

                                3,518,000 SHARES

                        AMERICAN CASINO ENTERPRISES, INC.

                                  Common Stock
                                (par value $.01)

       This Prospectus has been prepared by American Casino Enterprises, Inc., a Nevada corporation (the "Company"), for use upon resale of shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), by certain "Affiliates," as defined in Rule 405 under the Securities Act of 1933, as amended (the "Act"), of the Company (the "Selling Stockholders") who have acquired or may acquire such shares of Common Stock upon exercise of options granted or to be granted under the American Casino Enterprises, Inc. 1991 Officers Stock Option Plan (the "1991 Plan"), under the American Casino Enterprises, Inc. 1992 Employee Stock Option Plan (the "1992 Plan") and under Option Agreements with certain Directors of the Company ("Directors' Options"). The maximum number of shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits or dividends, recapitalizations and other similar changes affecting the Common Stock. It is anticipated that the Selling Stockholders will offer shares of Common Stock for resale at prevailing prices on the Nasdaq system on the date of sale. See "Plan of Distribution." The Company will receive none of the proceeds from the sale of the Common Stock offered hereby. All selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

                           -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

               The date of this Prospectus is February 13, 1996.

      No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell to or a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                        -------------------------------

      American Casino Enterprises, Inc. was incorporated under the laws of the State of Nevada in 1979. Its principal executive offices are located at 6243 Industrial Road, Las Vegas, Nevada 89118, and its telephone number is (702) 896-8888.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and at 320 South Dearborn Street, Chicago, Illinois 60604. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The Company hereby incorporates by reference the documents listed below:

       (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1995;

       (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 1995.

       (3) The description of the common stock, par value $.01 per share, of the Company (the "Common Stock") contained in the Company's Registration Statement on Form 10 (File No. 0-10061), filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

      All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Requests for copies of such information should be directed to the Company at 6243 Industrial Road, Las Vegas, Nevada 89118; Attention: Corporate Secretary.

                                  RISK FACTORS

      1. Government Regulation; Changes in Law; and Legal Proceedings. The gaming industry in the United States is subject to federal, state and local gaming regulations. The gaming operation for which the Company serves as a consultant is authorized by tribal ordinances under the Indian Gaming Regulatory Act ("IGRA"), and is also subject to the provisions of IGRA governing the scope and regulation of Class II gaming. In accordance with IGRA, the type of games which may be offered by casinos on Indian reservations is particularly dependent upon the types of gaming permitted under state law and regulation. Accordingly, the variety of gaming activities, including certain types of slot machines and parti-mutual betting, to sustain and promote increased gaming activity may be adversely affected by pending litigation regarding the types of games permitted in California. In addition, no assurance can be given that IGRA will withstand the constitutional challenge now before the United States Supreme Court or would not be amended in the future by Congressional action to limit or restrict casino gambling on Indian reservations.

      On July 15, 1994, the Chairman of the National Indian Gaming Commission (the "NIGC"), which oversees IGRA, issued Notice of Violation No. NOV-94-03 and a separate Notice to Show Cause to the Company. The Notice of Violation charged that the Company was in violation of certain provisions of the IGRA and the NIGC's regulations, in that the Company had allegedly: (1) engaged in management of the Table Mountain Casino without an approved management contract beginning on November 1, 1990 and (2) operated illegal electronic video gaming devices without a class III gaming compact with the State of California. According to the Notice of Violation, the alleged violations could have resulted result in the assessment of civil fines against the Company in an amount not to exceed $25,000 per violation per day. In April 1995, the NIGC formally proposed a fine of $6,000 per day beginning as of July 15, 1994.

      On February 1, 1996, the Company entered into a settlement agreement (the "Settlement Agreement") of the administrative proceedings commenced against it by the NIGC. The Settlement Agreement resolved all issues associated with the Notice of Violation and the Notice to Show Cause. Under the Settlement Agreement, the NIGC agreed to fully withdraw and dismiss any and all charges, allegations and claims against the Company. In turn, the Company agreed to terminate its 1993 Consulting Agreement with the Table Mountain Tribe and, without admitting or denying the NIGC's allegations, pay a civil fine of $500,000.

      In addition to the execution of the Settlement Agreement, on February 1, 1996, the Company entered into a termination agreement with the Tribe (the "Termination Agreement") which terminated the 1993 Agreement and simultaneously entered into a new consulting agreement (the "1996 Agreement"). As part of the overall settlement, the NIGC has reviewed the Termination Agreement and the 1996 Agreement between the Company and the Tribe and has advised both parties that these agreements are not "management contracts" under the Indian Gaming Regulatory Act or the NIGC's regulations, and, therefore, do not require approval of the NIGC chairman.

      Although no assurance may be given, the Company expects that any future consulting agreements which it may enter will not be subject to IGRA or to the regulations of the NIGC.

      On May 22, 1992, the Tribe and other California Indian Tribes commenced a lawsuit in the United States District Court, Eastern District of California (Civ-S-92-812 GEB JFM) in the matter of Rumsey Indian Rancheria of Wintun Indians, et al. v. Governor Peter Wilson and the State of California. The suit resulted from an agreement between the Tribes and the state to turn to the courts for guidance as to the type of games allowed under the IGRA. On July 16, 1993, the Court granted to the tribes, including the Table Mountain Tribe, a declaratory judgment that the State of California and the Governor were obligated under the IGRA to negotiate in good faith to enter into a tribal-state compact to conduct their gambling activities, including certain forms of Class III gaming, namely slot machines/electronic gambling devices and to negotiate to determine whether other types of banked and percentage card games will be permitted under a Tribe-State compact. While the judge upheld California's opposition to traditional casino games, such as blackjack, the Court ruled that other banking and percentage card games could be included in compact negotiations.

      In November 1994, the U.S. Court of Appeals for the Ninth Circuit reversed in part the July 1993 ruling by the District Court in favor of the tribes, and remanded the case to the District Court for additional fact finding. The remanded issue is whether California law permits the use of video gaming devices by the California State Lottery. If California law is found to permit the use of video gaming devices, the tribes are entitled to seek agreements for the use of such devices. If California law is not found to permit their use, the tribes would not be so entitled under the Court of Appeals' analysis.

      In December 1994, the tribes filed a petition for rehearing with the Ninth Circuit and a suggestion for rehearing en banc. The petition and suggestion were denied on August 11, 1995, with a vigorous dissent by six judges. The decision, however, has not been finalized. On August 21, 1995, the Ninth Circuit issued an order requesting further briefing by the parties on the relevance of an important new decision of the California state Court of Appeal in Western Telcon
v. California State Lottery. In that case, the court held that the California State Lottery was authorized to use most forms of slot machines and that the Lottery was exempt from the State's Penal Code prohibitions against banked games. On September 1, 1995, the parties in Western Telcon filed a petition for review with the California Supreme Court, which was granted. That case is now before the California Supreme Court.

      On December 5, 1995, the Ninth Circuit ordered that the parties briefs of August 28, 1995 would be treated as renewed for rehearing and that disposition of the petition would be deferred until the decision of the California Supreme Court in Western Telcon. Effectively, this means that the Rumsey decision is still under consideration by the Ninth Circuit.

      While the Company is optimistic the California tribes will ultimately prevail in this action, should the State of California be successful in its legal actions, it could have a severe adverse effect on the Company's sole business activity.

      2. Competition. Casino gambling in the United States is subject to intense competition from casino operations in Nevada, Atlantic City, New Jersey and riverboat and cruise operations. In addition, there are presently casinos on Indian reservations in several states, and tribes in other jurisdictions have disclosed plans to open additional casinos. Certain of these competitors have significant resources and can offer potential gamblers more attractive vacation packages than the Company. In addition, depending upon state regulations, certain competitors may be able to offer potential gamblers an enhanced variety of gaming options than the Company, including parti-mutual betting.

      The Table Mountain Casino does not presently have any competition from other Indian gaming operations within a fifty mile area from Fresno, California. The nearest Indian gaming operation is approximately 70 miles from the Table Mountain Casino in Lemoore, California. The gaming operation in Lemoore is housed in a building of approximately 25,000-30,000 square feet. At the Lemoore operation, Bingo is offered five days a week in the evening with seating of approximately 1,200 persons. Paper pull tab gaming devices and approximately 300 electronic video games are available to its customers. The Lemoore operation does not offer card games. The Table

Mountain Casino competes with the Lemoore operation for customers from the same geographic area.

      3. Results of Operations and Dependence on Single Consulting Agreement. The Company's results of operations are dependent upon revenues generated under a consulting contract with an Indian tribe casino. The fees are based upon the net profits of the casino, which is dependent upon factors beyond the control of the casino and the Company, including general economic conditions and the availability of consumer disposable income to wager on gaming activities. Accordingly, no assurance can be given that the Company will be able to sustain profitable operations in the future. In addition, no assurance can be given that the Company will be able to procure additional consulting contracts with other casino properties, or that the Company's existing consulting contract will be renewed upon the expiration of its term.

      4. Shares Eligible for Future Sale. As of January 11, 1996, there were approximately 3,005,699 shares of the Company's Common Stock outstanding which may be deemed "restricted securities," as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). In general, under Rule 144, a person who has satisfied a two-year holding period may, under certain circumstances, sell within any three month period a number of shares which does not exceed the greater of one percent (1%) of the then outstanding shares or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of the Company and who has satisfied a three-year holding period without any quantity limitation. Of such restricted shares, approximately 2,183,811 shares have satisfied the afore-described holding period for at least two years as of January 17, 1996 and are eligible for sale. Accordingly, the market price of the Company's Common Stock may be adversely affected in the event such sales are effectuated. In addition, no assurance can be given that the current market for the Company's Common Stock will be sustained.

      5. Dependence on Key Personnel. The success of the Company is largely dependent on the personal efforts of Ronald J. Tassinari, Audrey K. Tassinari and Roy K. Keefer. Although the Company has entered into employment agreements with these persons which do not expire until March 2002, the loss of the services of any of them would have a material adverse effect on the Company's business and prospects. The Company currently maintains "key man" life insurance on the life of Ronald J. Tassinari in the amount of $1,000,000 and $500,000 on the lives of each of Audrey K. Tassinari, the Company's Vice President and Roy
K. Keefer, the Company's Chief Financial Officer. The success of the Company is also dependent upon its ability to hire and retain additional personnel who are familiar with gaming operations. There can be no assurance that the Company will be able to hire or retain such necessary personnel in the future.

      6. No Dividends. The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future.

      7. Stock Options and Warrants. Pursuant to the Company's 1991 Plan, 1992 Plan and 1996 Plan, the Company may grant options to purchase an aggregate of 6,500,000 shares of Common Stock. To date, 3,340,000 options have been granted under such Plans, of which all remain outstanding, at exercise prices ranging from $.25 to $1.75 per share. The Company has also granted options to purchase an aggregate of 415,000 shares of Common Stock at prices ranging from $.53 to $1.75 per share. In addition, the Company has issued 972,222 Warrants exercisable at $.82 per share. During the term that these securities are exercisable, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Shares. The holders of these securities would be most likely to exercise them and purchase the Company's Common Stock at a time when the Company could obtain capital by a new offering of securities on terms more favorable than those provided by such options and warrants. Consequently, the terms on which the Company could obtain additional capital during such period may be adversely affected.

      8. Public Market for the Company's Common Stock; Possible Volatility of Common Stock Price. Although a market for the Company's Common Stock currently exists, there is no assurance that such market will continue. Accordingly, the purchasers of the Common Stock offered hereby may still experience difficulty in selling their securities should they desire to do so. The market price for the Company's securities has been and may at times continue to be highly volatile. Factors such as the Company's financial results, legal proceedings and entry into additional consulting arrangements and various factors affecting the gaming industry generally may have a significant impact on the market price of the Company's Common Stock. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility and market prices for many companies, particularly small and emerging growth companies, the common stock of which trades in the over-the-counter-market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

      9.    Maintenance Requirements for Nasdaq Securities

      Based upon current qualification requirements, the Common Stock is qualified for inclusion in the Nasdaq stock market. Continued inclusion of the Company's Common Stock in the Nasdaq stock market requires $2,000,000 in total assets, $1,000,000 in total capital and surplus (or $2,000,000 in total capital and surplus if an issuer's common stock has a bid price of less than $1.00), a public float consisting of 100,000 shares, a market value of the public float of $200,000 (or $1,000,000 if the bid price is less than $1.00), two market makers, a bid price of $1.00 and 300 shareholders. If the Company's Common Stock were to be delisted from the Nasdaq stock market for failure to meet the maintenance criteria, trading, if any, in the Common Stock would then continue to be conducted in the over-the-counter market through what is commonly referred to as "electronic bulletin board." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. In addition, if the Company's Common Stock is delisted they may be subject to a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this offering to sell their securities in the secondary market.

      10.   Preferred Stock

      The Board of Directors of the Company has the authority to issue up to 10,000,000 shares of Preferred Stock, the terms of which (including, without limitation, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences) may be fixed by the Board in its sole discretion. The holders of the Company's Common Stock will not be entitled to vote upon such matters. Presently, there are no shares of Preferred Stock outstanding. There can be no assurance that Preferred Stock will not be issued in the future. Preferred Stock issued in the future could have conversion rights which may result in the issuance of additional shares of Common Stock which could dilute the interests of the holders of Common Stock. Such shares could also have voting rights and liquidation preferences which are senior to the rights and preferences of the Common Stock. Additionally, such shares could have dividend, redemption or other provisions which could adversely affect the Company's ability to pay dividends on the Common Stock or prohibit payment of such dividends. Such shares could also be issued, under certain circumstances, in an attempt to prevent a takeover of the Company, and such issuance could adversely impact holders of Common Stock who might want to vote in favor of a proposed merger, tender offer or similar transaction.

                              SELLING STOCKHOLDERS

      The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Plan. The Selling Stockholders named below may resell all, a portion, or none of such shares.

      This list of Selling Stockholders set forth below and the amounts of options owned by such persons may be amended from time to time by use of a prospectus supplement to this Prospectus filed pursuant to Rule 424(b) under the 1933 Act to reflect the addition of new participants under the 1991 Plan, the 1992 Plan and the 1996 Plan who are deemed to be "affiliates" of the Company who acquire Common Stock under such Plans or to reflect the receipt by existing affiliates of grants of additional options under such Plans. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with," the Company.

      The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus.

                              SELLING STOCKHOLDERS

===========================================================================================================================
                                                                                                Percentage of Shares of
                                                                                               Common Stock Owned (2)(3)
                                                                                              -----------------------------
                                         Number of          Number of        Number of
                                         Shares of            Stock           Option
                                       Common Stock          Options         Shares to         Before              After
              Name                       Owned (1)           Granted          be Sold         Offering           Offering *
---------------------------------------------------------------------------------------------------------------------------
Ronald J. Tassinari (4)
6243 Industrial Road                                         1,664,000
Las Vegas, Nevada  89118                1,696,582 (5)              (6)        1,664,000         10.7%                2.3%
---------------------------------------------------------------------------------------------------------------------------
Audrey K. Tassinari (7)
6243 Industrial Road                                           882,000
Las Vegas, Nevada  89118                1,106,902 (8)              (9)          882,000          7.5%                2.8%
---------------------------------------------------------------------------------------------------------------------------
Roy K. Keefer (10)
6243 Industrial Road                                           607,000
Las Vegas, Nevada  89118                  431,000 (11)            (12)          607,000          2.8%                (13)
---------------------------------------------------------------------------------------------------------------------------
Jeanne Hood (14)
2316 Timberline Way                                            150,000
Las Vegas, Nevada  89117                  150,000 (15)            (16)          150,000          1.0%                 -0-
---------------------------------------------------------------------------------------------------------------------------
Douglas Sanderson (17)
2800 Crystal Cove Drive                                         65,000
Las Vegas, Nevada  89117                   81,000 (18)            (19)           65,000           .5%                (13)
---------------------------------------------------------------------------------------------------------------------------
Estate of Robert J. Michaels (20)
247 West Roxbury Parkway
Chestnut Hill, Massachusetts  02167                            150,000
                                          251,621 (21)            (22)          150,000          1.7%                (13)
===========================================================================================================================
Total                                   3,753,105 (23)       3,518,000        3,518,000         21.5%                5.0%
===========================================================================================================================


* Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at his sole discretion.

(1) Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2) Based on 14,367,958 shares outstanding as of the date of this Prospectus, except each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are convertible or exchangeable within 60 days of the date hereof (purchase to Rule 13d-3 under the Securities Exchange Act of 1934) have been converted or exercised.

(3) Does not give effect to any currently outstanding options, other than with respect to those set forth for the individual persons listed in the above table, pursuant to Rule 13d-3 under the Exchange Act.

(4)   Mr. Tassinari is the Company's President and a Director.

(5) Includes 11,094 shares owned of record by Mr. Tassinari as custodian for his son and 1,321,334 shares issuable upon exercise of a like number of options at exercise prices of $.25, $.58, $.76 and $1.75 per share. Does not include options to acquire 342,666 shares at an exercise price of $.76, which are not currently exercisable. Such shares exclude the following shares as to which Mr. Tassinari disclaims beneficial ownership:
      432,236 shares of Common stock owned of record by Audrey K. Tassinari, Mr. Tassinari's wife; and 710,666 shares issuable upon exercise of a like number of currently exercisable stock options owned of record by Mr. Tassinari's wife.

(6) Represents an aggregate of 781,266 options granted under the 1991 Plan and 882,734 options granted under the 1992 Plan.

(7)   Mrs. Tassinari is the Company's Vice President and a Director.

(8) Includes an aggregate of 710,666 shares issuable upon exercise of a like number of stock options at exercise prices of $.25, $.58, $.76 and $1.75 per share. Does not include options to acquire 171,334 shares at an exercise price of $.76, which are not currently exercisable. In addition, such shares exclude the following shares as to which Mrs. Tassinari disclaims beneficial ownership: 364,154 shares of Common Stock owned of record by Ronald J. Tassinari, Mrs. Tassinari's husband; 11,094 shares owned of record by Mrs. Tassinari's husband as custodian for a minor child; and 1,321,334 shares issuable upon exercise of currently exercisable options owned by Mrs. Tassinari's husband.

(9) Represents an aggregate of 250,000 options granted under the 1991 Plan and 682,000 options granted under the 1992 Plan.

(10) Mr. Keefer is the Company's Chief Financial Officer, Secretary/Treasurer and a Director.

(11) Includes 419,000 stock options to acquire a like number of shares at exercise prices of $.53, $.69 and $1.75 per share. Does not include options to acquire 188,000 shares at a price of $.69 per share which are not currently exercisable.

(12)  Represents options granted under the 1992 Plan.

(13)  Less than one percent.

(14) Ms. Hood is a Director of the Company who serves as a part-time consultant.

(15) Represents options to acquire a like number of shares at exercise prices of $.76 and $1.75 per share.

(16) Represents options which were granted by the Company to Ms. Hood in connection with services rendered to the Company as a Director.

(17)  Mr. Sanderson is a Director of Company.

(18) Includes 65,000 stock options to acquire a like number of shares at exercise prices of $.53, $.69 and $1.75.

(19) Represents options which were granted to Mr. Sanderson by the Company in connection with services rendered to the Company as a Director.

(20) Robert J. Michaels served as Director of the Company until his death in November 1995.

(21) Includes 150,000 stock options to a acquire a like number of shares at exercise prices of $.53, $.69 and 1.75 per share.

(22) Represents options which were granted to Mr. Michaels by the Company in connection with services to the Company as a Director.

(23) Includes presently exercisable options to purchase an aggregate of 2,451,000 shares of Common Stock referred to in Notes 5, 8, 11, 15, 18, and 21, above.

                              PLAN OF DISTRIBUTION

      The shares are being sold by the Selling Stockholders for their own accounts. The shares may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, in one or more transactions on the Nasdaq System, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.

      There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                 USE OF PROCEEDS

      The Company will not realize any proceeds upon the sale of the shares of Common Stock issuable upon the exercise of the stock options.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock registered hereby have been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125. Certain principals of Snow Becker Krauss P.C. own 151,194 shares of Common Stock of the Company.

                                     EXPERTS

      The financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the year ended July 31, 1995, have been audited by Bradshaw Smith & Co., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, American Casino Enterprises, Inc., a Nevada corporation (the "Company" or the "Registrant") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement.

      (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1995;

      (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 1995.

      (3) The description of the common stock, par value $.01 per share, of the Company (the "Common Stock") contained in the Company's Registration Statement on Form 10 (File No. 0-10061), filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

      Not applicable.

Item 5.     Interests of Named Experts and Counsel.

      The validity of the shares of Common Stock registered hereby have been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125. Certain principals of Snow

Becker Krauss P.C. own 151,194 shares of Common Stock of the Company in their individual capacities.

Item 6.     Indemnification of Directors and Officers.

      The General Corporation Law of Nevada (the "GCL") permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. Article VII of the By-Laws of American Enterprises, Inc. provides that the Company shall, to the full extent of Section 78.751 of the GCL, indemnify all persons who may be indemnified pursuant thereto. This Section provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he was or is a director, officer, employee or agent of the corporation or serving another corporation in such capacity at the request of the corporation, against expenses (which expenses, including attorney's fees, may be advanced by the corporation when authorized under certain circumstances), damages, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to a criminal action, was not unlawful. In addition, should such person be successful on the merits, Section 78.751 provides that such person shall be indemnified against expenses incurred by him. In a suit, action or proceeding against such person brought by or on behalf of the corporation in which such person was found to be liable to the corporation, any indemnification must be approved by the court in which such action is brought. Section 78.752 of the GCL empowers corporations to purchase and maintain insurance on behalf of an officer or director of the corporation against any liability, regardless of whether the corporation could indemnify such person against such liabilities.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 7.     Exemption From Registration Claimed.

      Not applicable.

Item 8.     Exhibits.

Exhibit No.     Description of Exhibit

      4.1 American Casino Enterprises, Inc. 1991 Officers Stock Option Plan, as amended.

      4.2   American Casino Enterprises, Inc. 1992 Employee Stock Option Plan.

      4.3   American Casino Enterprises, Inc. 1996 Stock Option Plan.

      4.4 Form of Option Agreement between the Company and its non- employee Directors.

      5.1 Opinion of Snow Becker Krauss P.C., as to the legality of the securities being offered hereunder.

     23.1   Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 hereto).

     23.2   Consent of Bradshaw Smith & Co.

     24.1 Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.     Undertakings.

      The undersigned Registrant hereby undertakes:

      (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on February 12, 1996.

                                          AMERICAN CASINO ENTERPRISES, INC.

                                          BY: /s/ Ronald J. Tassinari
                                              ------------------------------
                                              Ronald J. Tassinari, President

                                POWER OF ATTORNEY

      Each person whose signature appears below, hereby constitutes and appoints Ronald J. Tassinari his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his or her substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Ronald J. Tassinari                                February 12, 1996
Ronald J. Tassinari, President and
Director (Principal Executive Officer)

/s/ Audrey K. Tassinari                                February 12, 1996
-----------------------------------
Audrey K. Tassinari, Vice
President and Director

/s/ Roy K. Keefer                                      February 12, 1996
-----------------------------------
Roy K. Keefer, Chief Financial
Officer, Secretary/Treasurer and
Director (Principal Financial and
Accounting Officer)

/s/ Douglas Sanderson                                  February 12, 1996
-----------------------------------
Douglas Sanderson, Director

/s/ Jeanne Hood                                        February 12, 1996
-----------------------------------
Jeanne Hood, Director

                                  EXHIBIT INDEX


Exhibit No.                     Description of Exhibit
-----------                     ----------------------
    4.1       American Casino Enterprises, Inc. 1991 Officers Stock Option Plan,
              as amended.

    4.2       American Casino Enterprises, Inc. 1992 Employee Stock Option Plan.

    4.3       American Casino Enterprises, Inc. 1996 Stock Option Plan.

    4.4       Form of Option Agreement between the Company and its non-employee
              Directors

    5.1       Opinion of Snow Becker Krauss P.C.

    23.1      Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 hereto).

    23.2      Consent of Bradshaw Smith & Co.

    24.1 Powers of Attorney (included on the signature page of this Registration Statement).